Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Declares Distribution for Fourth Quarter 2016; Announces 2017 Financial Outlook and Strategic Review Update

Houston, TX – (January 27, 2017)

Enbridge Energy Partners, L.P. (NYSE:EEP) (“EEP” or the “Partnership”) announced today that the Board of Directors of the delegate of the Partnership's general partner has declared a quarterly cash distribution of $0.583 per unit, or $2.332 per unit on an annualized basis, on all of the Partnership's outstanding units for the quarter ended December 31, 2016. The approved distribution remains unchanged from the previous quarter. The distribution is payable on February 14, 2017, to unitholders of record at the close of business on February 7, 2017.

Financial Update

Following a review of EEP’s near-term financial outlook, the Partnership expects to meet its 2016 adjusted EBITDA and Distributable Cash Flow (DCF) guidance of $1.8 - $1.9 billion and $860 - $920 million, respectively. The full 2016 results are expected to be reported on February 16, 2017.

Management expects 2017 adjusted EBITDA and DCF to be $1.7 - $1.8 billion and $750 - $800 million, respectively. The Partnership’s expected financial performance for 2017 reflects further weakening of its natural gas gathering and processing business due to lower realized commodity prices and volume flows. Also, a reduction in drilling activity in the Bakken region has resulted in reduced revenue projections from portions of EEP’s existing North Dakota Liquids assets and in the previously announced deferral of the Sandpiper Pipeline.

Strategic Review

As the Partnership and its sponsor, Enbridge Inc. (“ENB” or “Enbridge”), have previously announced, a strategic review of EEP is ongoing with the objectives of improving EEP’s financial position and future outlook. The review is expected to continue into the second quarter of 2017. Three initial strengthening actions are being undertaken now which together alleviate short-term capital expenditure requirements and enhance EEP’s cash flows. These actions are reflected in the Partnership’s 2017 financial outlook.

First, a committee of the independent directors of the delegate of EEP’s general partner (the “Conflicts Committee”), after consultation with its independent legal and financial advisors, has recommended, and the delegate’s Board of Directors (the “Board of Directors”) has approved, a joint funding agreement with Enbridge Energy Company, Inc. (“EECI”), an indirect wholly-owned subsidiary of ENB, for the U.S. portion of the Line 3 Replacement Program (“L3R Program”). Under the terms of the agreement, EECI will fund 99 percent and EEP will fund 1 percent of the capital cost of the U.S. L3R Program, with an option for EEP to increase its interest up to 40 percent in the U.S. portion at book value at any time up to four years after the project goes into service. Through this arrangement, EEP will maintain a strong cash-generating significant opportunity to invest in a strategic growth project, while obtaining relief from funding requirements during the construction period. EECI will pay EEP approximately $450 million for its 99 percent interest in the project, including EEP’s share of the construction costs to date. The U.S. portion of the L3R Program is currently awaiting completion of the Minnesota Public Utilities Commission regulatory review process and is expected to go into service in 2019.

Second, EEP expects to utilize the funds received from the L3R joint funding agreement to exercise its option under the Eastern Access joint funding agreement to acquire an additional 15 percent interest in the Eastern Access project, which is now in service, at its book value of approximately $360 million. The additional interest is expected to generate incremental EBITDA of approximately $50 million per annum. This long-life stable cash flow generating asset is being acquired at an attractive valuation and is highly complementary to EEP’s existing core liquids pipeline business.

Third, Midcoast Energy Partners, L.P. (NYSE: MEP) has entered into a definitive merger agreement with EECI whereby EECI will acquire, for cash, all of the outstanding publicly held common units of MEP at a price of $8 per common unit for an aggregate transaction value of $170.2 million. The public interest to be acquired by EECI represents an approximate 25 percent effective interest in EEP's natural gas gathering and processing business. This action enables EEP to retain more of its cash flow, reduces its costs associated with an additional public company and simplifies its corporate structure. In connection with the execution of the Merger Agreement, EEP has entered into a support agreement with MEP and EECI whereby EEP has agreed, in its capacity as a holder of MEP units, to vote its units in favor of the merger agreement and the transactions contemplated by the merger agreement.

EEP’s strategic review is ongoing and considering: (i) the sustainability of EEP’s current level of distributions to unitholders, (ii) further cost efficiency measures, (iii) the potential extension of existing supportive actions by its sponsor, ENB, (iv) the sale of a portion or all of its remaining interests in the natural gas gathering and processing assets, including to ENB, and; (v) potential further restructuring of the general partner incentive distribution rights. Our sponsor ENB has indicated that at this time it is not planning a buy-in of EEP and that EEP is expected to remain a publicly-traded limited partnership subsequent to the strategic review and resulting actions.

At the same time, EEP will work with ENB to finalize the optimal joint funding arrangement for the proposed $1.5 billion Bakken Pipeline System investment. In prior joint funding arrangements, EEP has retained 25 to 33 percent interests in large greenfield development projects being undertaken by the Enbridge group with options to acquire additional interests.

Mr. Mark Maki, President for EEP, commented on these developments, "EEP’s current distribution level was established at a time when a significant portion of the distribution was supported by cash flow from the natural gas business. Despite significant progress on the cost structure, our natural gas gathering and processing business has been impacted by a continued cyclical downturn. Therefore, we are taking necessary actions to support the Partnership’s near-term financial position and evaluate further strengthening measures through our strategic review.”

Mr. Maki further noted, “Our Liquids Pipeline business on the whole is performing well financially and operationally. In particular, the Lakehead volumetric performance remains at record levels. EEP unitholders will continue deriving value from these unique and critical infrastructure assets in the short-term and long-term.”

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE: EEQ) ("Enbridge Management") declared a distribution of $0.583 per share payable on February 14, 2017 to shareholders of record on February 7, 2017. The distribution will be paid in the form of additional shares of Enbridge Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on February 3, 2017. Enbridge Management's sole asset is its approximate 17 percent limited partner interest in EEP. Enbridge Management's results of operations, financial condition and cash flows depend on the results of operations, financial condition and cash flows of EEP.

Conference Call Details

The Partnership will host a conference call at 9:00 a.m. Eastern Time on January 27, 2017 to discuss its financial outlook and ongoing strategic review. The investment community is invited to listen in by calling 1-844-298-9821, passcode 49807504. The call will also be webcast live over the internet and may be accessed on the Partnership’s website under “Events and Presentations” or directly at http://edge.media-server.com/m/p/te7htvcb.

Presentation slides will also be available on the Partnership’s website at the link below.

http://www.enbridgepartners.com under “Events and Presentations”

Replay Information

A webcast replay will be available at the link above approximately two hours after the conclusion of the event. A transcript will be posted to the website within approximately 24 hours.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in MEP, natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system's deliveries to refining centers and connected carriers in the United States account for approximately 23 percent of total U.S. oil imports. MEP’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.0 billion cubic feet of natural gas daily.

About Enbridge Energy Management, L.L.C.

Enbridge Management manages the business and affairs of EEP, and its sole asset is an approximate 17 percent limited partner interest in EEP. EECI, an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of EEP and holds an approximate 42 percent interest in EEP together with all of the outstanding preferred units and Class B, D and E units in EEP. Enbridge Management is the delegate of the general partner of EEP.

Important Additional Information about the Proposed MEP Merger

MEP will file with the SEC a Current Report on Form 8-K, which will contain, among other things, a copy of the merger agreement and the support agreement. In connection with the proposed merger, MEP will prepare an information statement to be filed with the SEC that will provide additional important information concerning the proposed merger. When completed, a definitive information statement will be mailed to the unitholders of MEP. MEP UNITHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING MEP’s INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. MEP unitholders will be able to obtain, without charge, a copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. MEP unitholders will also be able to obtain, without charge, a copy of the information statement and other documents relating to the proposed merger (when available) at www.midcoastpartners.com or by contacting the phone number, email or address listed below.

Forward-Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “forecast,” “intend,” “may,” “opportunity,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands and shut-downs or cutbacks at refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (2) the ability of the Partnership or its joint venture partners, as applicable, to successfully complete and finance projects, including the Bakken Pipeline transaction; (3) the effects of competition, in particular, by other pipeline systems; (4)hazards and operating risks that may not be covered fully by insurance, ; (5) costs in connection with complying with the settlement consent decree related to Line 6B and Line 6A, which is still subject to court approval, and/or the failure to receive court approval of, or material modifications to, such decree; (6) changes in or challenges to the Partnership’s tariff rates; (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) permitting at federal, state and local levels or renewals of rights of way.

Forward-looking statements regarding sponsor support transactions or sales of assets (to Enbridge or otherwise) are further qualified by the fact that Enbridge is under no obligation to provide additional sponsor support and neither Enbridge nor any third party is under any obligation to offer to buy or sell us assets, and we are under no obligation to buy or sell any such assets. As a result, we do not know when or if any such transactions will occur. Any statements regarding sponsor expectations or intentions are based on information communicated to us by Enbridge, but there can be no assurance that these expectations or intentions will not change in the future.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequently filed Quarterly Report on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Michael Barnes

Toll-free: (866) EEP INFO or (866) 337-4636	Toll-free: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com